EXHIBIT 99.3

                              TERMINATION AGREEMENT

This Termination Agreement ("Agreement") relates to all Unit Option Agreement(s) under the 1998 Incentive Plan for Key Employees of Electronic Sensor Technology, L.P. (the "Company") by and between the Company and Teong Lim, a key Employee in the Company ("Employee") dated as of various dates from January 1, 1999 to December 31, 2003 (collectively, "Prior Option Agreements"). Capitalized terms used in this Agreement that are not otherwise defined shall have the meaning set forth in the Company's 1998 Incentive Plan for Key Employees (the "Plan").

                                    RECITALS

WHEREAS, Employee holds options to purchase Company Units of limited partnership interest under the Prior Option Agreements ("EST Option");

WHEREAS, Company intends to be acquired ("Acquisition") by Bluestone Ventures, Inc., a Nevada corporation whose common stock is publicly-traded on the Over-The-Counter Bulletin Board ("Acquirer"), and subsequent equity financing transaction to provide capital resources that will facilitate the Company's R&D, product commercialization, and manufacturing efforts and will provide liquidity to the company's equity holders;

WHEREAS, Acquirer has conditioned the Acquisition and Financing upon the termination of Optionee's and all other Employees' options ("EST Options") to purchase units of Company limited partnership interest ("Units") and will have committed to issue an equivalent the subsequent issuance of options to purchase Acquirer common stock;

WHEREAS, Employee believes that the Acquisition will provide significant indirect benefits to the Employee by improving the prospects for the Company's business and providing greater liquidity of the equity securities underlying Employee's options.

                                    AGREEMENT

NOW THEREFORE, Employee and the Company do hereby agree as follows:

     1. EST Option Termination. As of this date, all Prior Option Agreements are hereby terminated in their entirety and shall have no further force or effect. The Employee shall no longer have any right to purchase any Units or any other equity interest in the Company. Under this Agreement, the Employee shall have no other rights or remedies other than the right to acquire an equivalent option to purchase Acquirer common stock as set forth below in Section 2.

     2. Acquirer Option Insurance. Following the closing of the Acquisition, the Company shall cause Acquirer to issue an option ("Acquirer Option") to purchase shares of Acquirer common stock ("Shares"). The exercise price per share and number of underlying Shares of the Acquirer Option will be same
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          price as the exercise price per Unit and number of underlying Units, respectively, of the EST Option. All other terms and conditions of the Acquirer Option will be similar to the EST Option unless otherwise necessary to conform to the Acquirer Option Plan.

     3. Miscellaneous. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall be governed by California law without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the day and year first written above.

EMPLOYEE                                   ELECTRONIC SENSOR TECHNOLOGY, L.P., a
                                           California limited partnership

                                           By:  AMERASIA TECHNOLOGY, INC.,
By: /s/ Teong Lim                          Its: General Partner
    --------------------------
    [Teong Lim]

                                           By: /s/ Teong Lim
                                               ---------------------------------
                                               Teong Lim, President

Date: Jan. 22, 2005                        Date: Jan. 22, 2005


Number of Options: 80,000

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